Exhibit 99.1

MySize Reports Third Quarter 2023 Financial Results: Record Nine-Month Revenues and Gross Profits

●	Reiterates revenue guidance of $8 M for the year
●	Q3 revenues of $2.16 M up nearly 200% over prior year period
●	64% gross margin in Q3

AIRPORT CITY, Israel – November 15, 2023 – MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the three months ended September 30, 2023.

Key Financial Highlights for the Three Months Ended September 30, 2023 Compared to Prior Year Period

●	Revenue increased by 197% to $2,156,000 primarily driven by growth at Orgad and SaaS solutions including Naiz Fit
●	Gross profit margin increased to 64%
●	Gross profit increased to $1,376,000 compared to ($151,000)
●	Operating loss narrowed by 44% to $1,105,000
●	Net loss narrowed by 44% to $1,132,000
●	Inventory balance at September 30, 2023 was $2,395,000
●	Cash balance at September 30, 2023 was $3,695,000

Business & Operational Highlights for Q3 2023

●	Naiz Fit launched a new product, Naiz Workforce, for the $33 billion workwear and uniforms market

	○	Naiz Fit Workforce aims to change the economics of the workwear business by applying fashion-tech and AI to reduce costs and environmental footprint while speeding up delivery and improving customer service for companies that make workwear as well as those who purchase uniforms for their employees
	○	Some of the largest workwear companies in Spain have already become customers including Santexo, Norvil, Satara Seguridad, and Uniformes Moyua, with interest received from companies across Europe

●	Fashion brands quantify benefits of using MySize’s SaaS apparel sizing solutions: Spain-based La Garrocha boosted inventory management and revenues with AI-powered Naiz-Fit

	○	Naiz Fit delivered a 127% Increase in conversion rate, turning website visitors into purchasing customers
	○	14.28% of first-time visitors to La Garrocha’s e-commerce platform who used Naiz Fit proceeded to make purchases
	○	Over a 2-year period, La Garrocha customers utilizing Naiz Fit have generated nearly €600,000 (approximately $654,000.00) in purchases

●	Smart Calatogue, a newer Naiz Fit SaaS product that helps fashion designers create patterns that optimize fit, improved fit and inventory merchandising for Salsa Jeans

	○	Smart Catalogue aims to reduce unsold items, improving economics for fashion brands and retailers
	○	Salsa Jeans used Smart Catalogue to validate its jeans collection’s size consistency across several factors including testing for consistency with a customer’s stated size, consistency across numerous styles, and leg cut shapes
	○	Hundreds of tests were done with 31 patterns on 32 people of different body morphologies matching the brand’s target customer
	○	AI tools were used for data capture and analysis of test results and comments
	○	Smart Catalogue determined sizing adjustments to optimize fit
	○	Insights were also provided on size ranges to offer at different brick and mortar shops based on demographics

●	Naiz Fit won the “Agile Customer Journey” innovation award at Paris Retail Week 2023, one of the most significant events in the French retail sector

●	Naiz Fit’s online apparel sizing solution was chosen as one of the best ecommerce tools of the year by Marketing4ecommmerce, the leading media outlet for ecommerce and marketing in Spain

●	MySizeID and Naiz Fit SaaS apparel sizing solutions achieved key metrics as of November 15, 2023:

	○	5.6 million end users
	○	43.6 million size recommendations made
	○	Over 7.7 million orders
	○	Up to 65% reduction in size-related returns

Management Commentary

“Clearly, our growth by acquisition strategy, combined with prudent management of our operating expenses, has resulted in strong, sustainable revenue growth and profit margins in the 60% range as we near break-even,” stated MySize Founder and CEO Ronen Luzon. “Our nine-month revenues for the period ended September 30, 2023 were $4,166,000, a record for MySize, more than doubling over the same period last year, while our gross profits jumped by 4.5-fold to $1,468,000. With our quarterly losses having narrowed to about $1 million, we believe that with continued consistent growth, break-even and profitability is in sight. We believe we are well positioned with ample inventory for the upcoming holiday shopping season to support near-term revenues. Our growth is driven by our innovative product portfolio of fashion-tech solutions that improve operations for retailers and major brands, as well as our Orgad business’ excellence in retail product mix and sizing optimization. I’m proud of our entire team in Spain and especially in Israel, where we continue to work and perform under the current challenging geopolitical conditions.”

Financial Results for Three Months Ended September 30, 2023

Revenue for the three months ended September 30, 2023 increased 197% to $2,156,000 compared to $726,000 for the three months ended September 30, 2022. The increase was primarily attributable to growth at Orgad as well as from SaaS revenues generated by Naiz Fit.

Gross profit for the three months ended September 30, 2023 increased to $1,376,000 compared to a loss of $151,000 for the three months ended September 30, 2022. The rise was primarily due to increased sales at Orgad and SaaS revenues generated by Naiz Fit.

Operating loss for the three months ended September 30, 2023 narrowed 44% to $1,105,000 compared to operating loss of $1,975,000 for three months ended June 30, 2022, primarily driven by higher revenues, gross profits, and declines in sales and marketing and research and development expenses.

Net loss for the three months ended September 30, 2023 narrowed 44% to $1,132,000, compared to a net loss of $2,026,000 for the three months ended September 30, 2022, mainly due increased revenues and reduced expenses.

Cash and cash equivalents totaled $3,695,000 at September 30, 2023.

About MySize Inc.

MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram, and X (formerly known as Twitter).

Please click here for a demonstration of how MySizeID provides a full sizing solution or the retail industry.

To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the financial condition, possible or assumed future results of operations, growth opportunities, plans and objectives of management.. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com